UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010
PMFG, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34156	51-0661574

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 357-6181
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 29, 2010, PMFG, Inc. (the “Company”) entered into an amendment to its Revolving Credit and Term Loan Agreement, dated April 30, 2008, among Peerless Mfg. Co., PMC Acquisition, Inc., the Company, the other borrowers party thereto, Comerica Bank and other lenders party thereto (the “Amendment”).
The Amendment refinances the Company’s existing debt and extends the maturity date of each of the revolving credit facility to April 30, 2012 and the senior secured term loan to January 1, 2016. The Amendment also enhances the Company’s financial flexibility by relaxing the Company’s consolidated total leverage (“CTL”) and consolidated fixed charge coverage (“FCC”) ratio covenants for the remaining terms of the senior term loan and revolving credit facility. As amended, as of the last day of a fiscal quarter, the Company’s CTL ratio may be no more than the applicable ratio contained in the maximum CTL ratio chart below for such quarter, and the Company’s FCC ratio may be no less than the applicable ratio contained in the minimum FCC ratio chart below for such quarter. The Amendment also redefined the Company’s FCC to exclude certain capital expenditures from consolidated fixed charges. The Company must also maintain a minimum base adjusted net worth of not less than $65 million plus 50% of consolidated net income as of April 2, 2011.
Maximum Consolidated Total Leverage Ratio

Fiscal Quarters Ending	Ratio

January 1, 2011 and April 2, 2011	3.25 to 1.00
July 2, 2011 and thereafter	3.00 to 1.00
Minimum Consolidated Fixed Charge Coverage Ratio

Fiscal Quarters Ending	Ratio

January 1, 2011 and April 2, 2011	1.15 to 1.00
July 2, 2011 and thereafter	1.25 to 1.00
The Amendment also excludes any non-cash fair value adjustments related to the Company’s derivative liabilities associated with the Company’s issuance of preferred stock issued in September 2009 from consolidated net income for purposes of determining the Company’s excess cash flow each fiscal year and permits the Company to, subject to certain limitations, make intercompany loans and investments in its China operations and facility.
Interest rate margins on the senior term loan and revolving loans were revised effective as of December 29, 2010 (depending on the type of borrowing and determined based upon the Company’s CTL ratio) as follows: (a) for base rate term loans, from a margin of between 275 and 400 basis points to a margin of between 225 and 375 basis points; (b) for LIBOR rate term loans, from a margin of between 375 and 500 basis points to a margin of between 325 and 475 basis points; (c) for base rate revolving loans, from a margin of between 275 and 375 basis points to a margin of between 225 and 350 basis points; and (d) for LIBOR rate revolving loans, from a margin of between 350 and 475 basis points to a margin of between 300 and 450 basis points.
The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Fourth Amendment to Credit Agreement, dated December 29, 2010, between Peerless Mfg. Co., Nitram Energy, Inc., Bos-Hatten, Inc., Burgess-Manning, Inc., Burman Management, Inc., PMFG, Inc., Comerica Bank and other lenders a party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.
By:	/s/ Melissa G. Beare
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary
Date: December 30, 2010

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